UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

CONMED CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hollie Foust EVP, General Counsel and Corporate Secretary CONMED Corporation 11311 Concept Blvd Largo, FL 33773 (727) 392-6464 www.CONMED.com	John Ferrell EVP, Human Resources CONMED Corporation 11311 Concept Blvd Largo, FL 33773 (727) 392-6464 www.CONMED.com

May 6, 2025

Via Email

Re: ADDITIONAL MATERIALS RELATING TO THE PROXY STATEMENT FOR THE ANNUAL STOCKHOLDERS MEETING

Dear CONMED Stockholders,

At our upcoming Annual Stockholders Meeting on May 20, 2025, you are being asked to approve the Company’s 2025 Long-Term Incentive Plan (Proposal 3). We are providing additional detail regarding certain aspects of our equity strategy that we believe provide important context regarding our share usage relative to others in our industry. We encourage you to consider this information before voting your shares.

Our Long-Term Incentive program relies heavily on options relative to peers, whose programs are weighted more heavily towards full value awards like Restricted Share Units (RSUs), which affects the dilution levels resulting from our program. Given CONMED’s heavy emphasis on stock options, and because many employees have not exercised their options, our total dilution levels are elevated. However, if you consider our total dilution on an adjusted basis – and only count unvested options as you would only count unvested full value shares – our total (full) dilution would be 12.3%, which compares favorably to the average dilution levels of our industry of 14.4%. We are sensitive to the dilutive impact our equity usage has on our stockholders; however, we believe stock options align participants with long-term absolute stockholder returns.

We have been and will continue to be responsible in our equity usage. Our three-year average gross unadjusted burn rate of approximately 2.5% is below the three-year average burn rate within our industry of 3.79%, demonstrating our prudent deployment of equity. Further, we have sized the 3.6 million requested increase in the number of shares reserved for issuance under the Plan with the expectation that this pool will satisfy approximately three years’ worth of equity grant needs. We believe this time horizon is appropriate to ensure that our stockholders will have the opportunity to weigh in regarding our ongoing equity usage at regular intervals.

Our Board encourages you to vote FOR the 2025 Long Term Incentive Plan. We hope this letter demonstrates our commitment to designing an executive compensation program that aligns with stockholder interests.

If you have questions or would like to further discuss CONMED’s equity strategy, we would be happy to arrange a call to answer any questions and/or receive any feedback you may have. To schedule a call, please contact us at: holliefoust@conmed.com. We thank you for your consideration and continued support.

Sincerely,

Hollie Foust
EVP, General Counsel and Corporate Secretary

John Ferrell
EVP, Human Resources